                                                                    EXHIBIT 99.2

                  [LETTERHEAD OF PONDEL PARSONS & WILKINSON]

                                                                    NEWS RELEASE


Contact:
     David Batt                              Craig A. Parsons
     Chief Financial Officer                  Pondel Parsons & Wilkinson
     Taitron Components Incorporated         (310) 207-9300
     (805) 257-6060

                                                           FOR IMMEDIATE RELEASE

                    TAITRON COMPONENTS REPORTS 1996 RESULTS

     Los Angeles, California -- February 14, 1997 -- Taitron Components Incorporated (Nasdaq: TAIT) today reported results for the fourth quarter and year ended December 31, 1996

     Fourth quarter sales were $7,296,000 versus $9,056,000 in the corresponding period last year. Net income was $440,000, or $.06 per share, compared with $1,309,000, or $.19 per share, in the comparable quarter last year.

     For the year ended December 31, 1996, sales were $30,128,000 compared with $35,936,000 in the prior year period. Net earnings were $2,158,000, or $.31 per share, versus $4,304,000, or $.69 per share, in 1995.

     Year-to-year comparisons reflect the fact that 1995 was an exceptionally good year for Taitron, because of market shortages across all discrete semiconductor product lines. Customers ordered more than their needs to prevent future shortages throughout 1995. Beginning with a weak market demand in 1996, suppliers had expanded their capacity, which caught up with demand and eventually resulted in built-up inventory among distributors and end-users. Taitron believes that relief from the over supply

                                    (more)

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2-2-2 Taitron/4Q earnings


situation began in late 1996, as suppliers had readjusted their capacity to match the demand.

     Management is focusing its efforts to gradually reduce the company's inventory while maintaining adequate stock to accommodate the company's historical high growth in the future when demand increases.

     During 1996, the company test marketed passive components, such as resistors, capacitors and inductors, a type of discrete component manufactured with non-semiconductor materials. The result of the test marketing was very encouraging, although the sales volume was not significant in 1996. Management believes that both passive components and discrete semiconductors can be marketed through existing channels, which in turn will reinforce the company's current relationship with its customers. The company will introduce a new catalog of all passive components during the first quarter of 1997 and expects growth in sales of this new product line in the future.

     "Taitron is well positioned to realize the profit opportunities in the market upturn," stated Stewart Wang, Taitron president and chief executive officer. "We have implement a new advanced computer system that is expected to increase overall efficiency, in our order and delivery systems."

     Taitron also reported that it has begun a repurchase of shares of its common stock under a previously announced repurchase program.

     Taitron, based in Santa Clarita, California, is the "Discrete Semiconductor Superstore," The company distributes a wide variety of transistors, diodes and other discrete semiconductors, optoelectronic devices and, beginning in 1997, a complete line of passives, to other electronic distributors and original equipment manufacturers in North America.


                                    (more)


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3-3-3 Taitron/4Q earnings


     Since its founding in 1989, Taitron's core strategy has been to maintain a substantial inventory of discrete semiconductor devices, an estimated $3 billion niche market often overlooked by other distributors. This strategy also enables Taitron to purchase inventory at prices generally lower than those commonly available to its competitors.

                                     # # #


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                        TAITRON COMPONENTS INCORPORATED
                             Statement of Earnings
                (In thousands, except share and per share data)
                                  (Unaudited)



                                  Three Months Ended    For the Year Ended
                                     December 31,          December 31,
                                     ------------          ------------
                                    1996       1995        1996       1995
                                  --------   --------    --------   --------
Net Sales                         $  7,296   $  9,056    $ 30,128   $ 35,936

Cost of Goods Sold                   5,126      5,713      20,744     23,303
                                  --------   --------    --------   --------
Gross Profit                         2,170      3,343       9,384     12,633

Selling, General &
  Administrative Expenses            1,153      1,277       4,870      5,424
                                  --------   --------    --------   --------

  Earnings from Operations           1,017      2,066       4,514      7,209

Interest Expense (Income), net         338        (27)        942        128
Other Expense (Income), net            (33)        31         (10)       (30)
                                  --------   --------    --------   --------

  Earnings before Income Taxes         712      2,062       3,582      7,111

Income Tax Expense                     272        753       1,424      2,807
                                  --------   --------    --------   --------

  Net Earnings                    $    440   $  1,309    $  2,158   $  4,304
                                  ========   ========    ========   ========

  Earnings Per Share              $    .06   $    .19    $    .31   $    .69

  Weighted Average Shares
   Outstanding                    6,940,000  7,027,000   6,940,000  6,273,000
